Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 30, 2004, is entered into by and between H. B. FULLER COMPANY, a Minnesota corporation (the Company”) and ALBERT P. STROUCKEN (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue to obtain the benefit of the Executive’s services and experience, and the Executive desires to continue in the employ of the Company, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and intending to be legally bound, the Company agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, upon the following terms and conditions:

ARTICLE 1

EMPLOYMENT

1.1 President, Chief Executive Officer and Chairman of the Board. The Executive is hereby employed as President, Chief Executive Officer and Chairman of the Board of Directors of the Company to serve at its headquarters office located in St. Paul, Minnesota, subject to the terms, conditions and provisions of this Agreement. During the term of the Executive’s employment hereunder, the Executive shall report to the Company’s Board of Directors (the “Board”) through the Corporate Governance Committee.

1.2 Duties and Responsibilities. During the term of the Executive’s employment hereunder, the Executive shall be responsible for the operations of the Company and shall determine the reporting relationships of all other officers of the Company. The Executive may create, and select officers and other employees of the Company to be members of, an Executive Committee to facilitate his management of the Company. The Executive shall devote his full-time best efforts to his employment by the Company, provided, however, that the Executive may devote a reasonable amount of his time to his personal investments and business affairs (including service as a director of unaffiliated companies) and to civic and charitable activities, but the Executive shall not accept or remain in any position with any unaffiliated for-profit business organization without advance approval of the Corporate Governance Committee of the Board.

1.3 Term. Subject to the terms and provisions of Article II hereof, the Executive’s employment hereunder shall continue on the date hereof for a term of three years unless terminated earlier pursuant to the provisions hereof. The term of the Executive’s employment under this Agreement shall terminate on March 31, 2007 unless such term shall be extended by agreement of the Company and the Executive.

1.4 Salary. The Company shall pay a base salary (the “Base Salary”) to the Executive at the rate of $779,000 per annum, payable in equal installments in accordance with the Company’s normal payroll practices. The Base Salary will be reviewed periodically by the Compensation Committee of the Board and may be increased (but not decreased) from time to time during the term of the Executive’s employment under this Agreement as appropriate to reflect the Executive’s contributions to the Company, the Company’s performance, compensation paid to similarly situated executives and general market conditions.

1.5 Annual Incentive Compensation. During each fiscal year of the Executive’s employment under this Agreement, the Executive shall be entitled to participate in the Company’s annual incentive compensation plan for senior management employees under which the Executive shall have the opportunity to earn up to 150% of the Executive’s Base Salary paid during such year. The amount of Annual Incentive Compensation to be awarded to the Executive under the annual incentive compensation plan for any particular year (x) shall be based upon the achievement of objectives to be agreed upon annually by the Executive and the Compensation Committee of the Board, such objectives to be determined by a combination of Company performance and the Executive’s individual performance, and (y) shall be paid not later than the date on which Annual Incentive Compensation is paid to the Company’s other senior management employees under such plan.

1.6 Long-Term Incentive Plan. The Executive shall be entitled to participate in the Company’s long-term incentive plans for senior management employees, such participation to be pursuant to such specific goals as shall be determined by the Compensation Committee of the Board and agreed to by the Executive. The Company hereby agrees to review and consider, under the leadership of the Executive, the implementation of alternative long-term incentive programs as may be recommended by the Executive.

1.7 Restricted Stock. Effective as of the date hereof, the Company shall issue to the Executive 1,790 shares of its common stock (Restricted Stock) under the Company’s One-Time Special Rewards & Recognition Program. The shares of Restricted Stock shall be subject to forfeiture in accordance with the terms of the program; however, should the Executive’s employment with the Company terminate under this Agreement prior to vesting of the shares, the Compensation Committee of the Board shall accelerate the vesting date to coincide with such termination, unless the termination is for cause pursuant to Section 2.3 herein.

1.8 Retirement Benefit Plans. The Executive shall be entitled to participate in all of the Company’s pension, retirement, thrift profit-sharing, 401(k), savings and similar plans, in accordance with the terms thereof, that permit participation by the Company’s U.S. executives or employee directors.

1.9 Welfare Benefit Plans. Except as provided in this Agreement, the Executive and his eligible dependents shall be covered by, and may participate in, such active and retired employee life, medical, health, dental and vision insurance plans, in accordance with the terms thereof, as are available generally to U.S. executives of the Company. The Executive shall also be entitled to participate in the Company’s executive physical program and tax and financial planning program in accordance with current Company policy. The Company will make available to the Executive additional tax and financial planning benefits to the extent necessary to account for the complexities associated with the compensation and other benefits to be provided to the Executive during the initial year of this Agreement.

1.10 Life and Disability Insurance.

(a)	The Company shall provide the Executive with, and the Executive shall cooperate with the Company in obtaining, life insurance (to be payable to a beneficiary as designated by the Executive) in an amount, during each year, which, when added to the life insurance provided to the Executive under other plans of the Company in which the Executive participates, is not less than two times the aggregate of his Base Salary in respect of such year plus the Annual Incentive Compensation awarded to the Executive in respect of the immediately preceding year.

(b)	The Company shall provide the Executive with short-term and long-term disability insurance pursuant to the Company’s short-term and long-term disability insurance programs, as from time to time in effect, with full credit, for purposes of eligibility and benefit levels, given to the Executive for his years of service with the company (the “Prior Employer”) with which the Executive was employed immediately prior to his employment with the Company.

(c)	If the Executive becomes entitled to receive long-term disability benefits, the Company will pay (or, in its discretion, purchase insurance that will pay) to Executive the amount by which 50% of the Executive’s annual rate of Base Salary in respect of the year during which he becomes disabled exceeds the sum of (i) the annual benefits the Executive is entitled to receive from the Company’s long-term disability insurance program; and (ii) any other benefits the Executive is entitled to receive from the Company which reduce the benefits the Executive is entitled to receive from the Company’s long-term disability insurance program. Such payments shall not be made for any period during which the Executive is receiving payments under Section 2.2(a).

(d)	The Company shall take such actions as may be necessary to enable the Executive to purchase disability benefits of not less than sixty-six and two-thirds (66 2/3%) percent of the annual rate of his Base Salary in respect of the year during which he becomes disabled. Insofar as such additional benefits are provided by the Company on a self-insured basis, the Executive shall pay the reasonable cost of such benefits (as determined in good faith by the Company) to the Company.

1.11 SERP.

(a)	The Executive shall be entitled to participate in the Company’s Supplemental Executive Retirement Plan (the “SERP”) and shall be granted full credit for all years of service with the Prior Employer for purposes of eligibility. The benefit (the “SERP Benefit”) payable to the Executive under the SERP shall be reduced by all other retirement benefits received by the Executive from all other sources, including social security; provided, however, that the SERP Benefit shall not be less than the amount that would have been paid to the Executive under the Prior Employer’s Supplemental Executive Retirement Plan, as in effect on the date of this Agreement, calculated as if the Executive had continued in the employ of the Prior Employer during the term of the Executive’s employment under this Agreement. In determining the amount that would have been paid to the Executive under the Prior Employer’s Supplemental Executive Retirement Plan, the Company may assume that the Executive’s compensation from the Prior Employer, and all other factors used to determine the amount of such benefit, would have continued during the term of this Agreement at the rate or rates in effect at the time of the Executive’s termination of employment with the Prior Employer. Any payment made to the Executive under Article 5 hereof shall not be considered to be “eligible compensation” under or for purposes of the SERP.

(b)	Notwithstanding anything herein or in the SERP to the contrary, if the Executive is entitled to a SERP Benefit upon termination of his employment for reasons other than his death, 90% of the present value of such benefit shall be paid to the Executive in a lump sum. The present value of the Executive’s SERP Benefit for this purpose shall be determined using the same interest and mortality factors that would be used in determining the amount of a lump sum distribution from the H.B. Fuller Company Retirement Plan on the date the lump sum payment is made. The lump sum payment shall be made on or about the date that payment of the Executive’s SERP Benefit would otherwise have commenced, and it shall be in lieu of all payments or other benefits that the Executive or his spouse would otherwise have been entitled to receive under the SERP; provided, however, that nothing herein shall affect the amount, or the manner of payment, of any death benefit to which the Executive’s spouse may become entitled under the SERP if the Executive should die before his employment terminates.

1.12 Automobile. The Company shall furnish the Executive with an automobile allowance, in the amount of $1,500 per month, which shall be subject to all relevant federal and state income and employment tax laws.

1.13 Club Membership. The Company shall pay for, or shall reimburse the Executive for the cost of, membership in a country club or a lunch or dinner club of the Executive’s choice. The costs to be paid by the Company shall include all initiation fees (but not in excess of $10,000) and reasonable business entertainment expenses. The Executive shall submit reports to the Company with respect to his use of such club in sufficient detail to enable the Company to comply with all relevant Federal and state income and employment tax laws.

1.14 Relocation Expenses. The Executive shall be entitled to benefits under the Company’s current relocation policy to allow him to return to Pittsburgh or other U.S. city of his choosing.

1.15 Out of Pocket Expenses. The Executive shall be entitled to reimbursement for his reasonable out-of-pocket expenses incurred in performing his duties in accordance with the general policies of Company, as the same may change from time to time, provided that the Executive shall provide an itemized account together with supporting receipts for such expenditures in accordance with the Company policy, subject to the right of the Company at any time to place reasonable limitations on such expenses thereafter to be incurred or reimbursed.

1.16 Other Benefits. Subject to any limitations imposed by applicable law, the Executive shall be entitled to receive such other benefits and perquisites as may be available generally to the U.S. executives and employee directors of the Company and as may be determined by the Board or the Compensation Committee of the Board. The Executive shall be entitled to such vacation time as is consistent with Company policy and with the performance of his duties.

1.17 Withholding of Taxes. All payments made, or benefits provided, by the Company to the Executive are subject to the withholding of income, employment and other taxes to the extent required by law.

ARTICLE 2

TERMINATION

2.1 Death. If the Executive dies during the term of his employment hereunder the Executive’s employment hereunder shall terminate. In the event of the termination of the Executive’s employment pursuant to the terms of this Section 2.1, the Company shall thereupon be relieved of its obligations to pay compensation and benefits under Article 1 hereof (except for Base Salary earned through the date of the Executive’s death; the Executive’s annual incentive compensation, if any, according to the plan as then in effect; and any other benefits payable pursuant to the provisions of the Company’s employee benefit plans as then in effect) whereupon,

(a)	For the period of 36 full calendar months next following the date (the “Date of Death”) of the Executive’s death, the Company shall be obligated to pay to the person (if any) who was the Executive’s spouse on the Date of Death, an annual benefit in an amount equal to twelve (12) times the monthly average of (x) the Executive’s Base Salary in respect of the 24 months preceding the Date of Death, plus (y) the Annual Incentive Compensation awarded to the Executive in respect of the two calendar years preceding the Date of Death. In the event that the Executive’s spouse either predeceases the Executive or dies prior to the expiration of such 36-month period, the payments provided under this subsection (a) shall continue to be made to the Executive’s estate.

(b)	For the lifetime of the person (if any) who was the Executive’s spouse on the Date of Death, the Company shall be obligated to pay or provide to such spouse health insurance coverage comparable to the coverage provided to the Executive immediately prior to the Date of Death.

(c)	The restrictions on the Executive’s (or his heirs’) ability to exercise stock options or transfer shares of Restricted Stock, and the risk of forfeiture with respect thereto, shall lapse.

(d)	The Executive shall be credited with an additional five years of age and service for purposes of his participation in, and calculation of his benefits under, the SERP.

The payments and benefits specified in paragraphs (a) through (d) will be in full and final satisfaction of all claims by or through the Executive against the Company and its representatives by reason of the employment of the Executive and its termination, except as otherwise expressly provided in this Agreement or as required by applicable law or regulation. A signed written Release to that effect, in form approved by the Compensation Committee of the Board, will be delivered by the Executive’s representative to the Company before any such payments or benefits are made or provided.

2.2 Disability. The term of employment of the Executive under this Agreement may be terminated at the election of the Company upon receipt by the Board of an opinion of one or more physicians jointly selected by the Executive and the Board that the Executive will be unable, by reason of physical or mental incapacity, to perform the reasonably expected duties assigned to him pursuant to this Agreement for a period longer than six consecutive months or more than nine months in any consecutive twelve-month period. The Executive shall submit to examination by any physician or physicians so selected by the Executive and the Board of Directors, and shall otherwise cooperate with such physician or physicians (such cooperation to include, without limitation, consenting to the release of information by any such physician(s) to the Board). In the event of the termination of the Executive’s employment pursuant to the terms of this Section 2.2, the Company shall thereupon be relieved of its obligations to pay compensation and benefits under Article 1 hereof (except for Base Salary earned through the date of the Executive’s termination; the Executive’s annual incentive compensation, if any, according to the plan as then in effect; and any other benefits payable pursuant to the provisions of the Company’s employee benefit plans as then in effect) whereupon,

(a)	For the period of 36 full calendar months next following the date (the “Disability Termination Date”) on which the Company elects to terminate the employment of the Executive on account of disability, the Company shall be obligated to pay to the Executive an annual benefit in an amount equal to twelve (12) times the monthly average of (x) the Executive’s Base Salary in respect of the 24 months preceding the Disability Termination Date, plus (y) the Annual Incentive Compensation awarded to the Executive in respect of the two calendar years preceding the Disability Termination Date. In the event that the Executive dies prior to the expiration of such 36-month period, the payments provided under this subsection (a) shall continue to be made to the person (if any) who was the Executive’s spouse on the Disability Termination Date until the earlier of the expiration of such period or her earlier death. In the event that the Executive’s spouse either predeceases the Executive or dies prior to the expiration of such 36-month period, the payments provided under this subsection (a) shall continue to be made to the Executive’s estate.

(b)	For the lifetimes of the Executive and/or his spouse, the Company shall be obligated to pay or provide to the Executive (and/or his spouse, as the case may be) health insurance coverage comparable to the coverage provided to the Executive immediately prior to the Disability Termination Date.

(c)	The restrictions on the Executive’s (or his heirs’) ability to exercise stock options or transfer shares of Restricted Stock, and the risk of forfeiture with respect thereto, shall lapse.

(d)	The Executive shall be credited with an additional five years of age and service for purposes of his participation in, and calculation of his benefits under, the SERP.

The payments and benefits specified in paragraphs (a) through (d) will be in full and final satisfaction of all claims by or through the Executive against the Company and its representatives by reason of the employment of the Executive and its termination, except as otherwise expressly provided in this Agreement or as required by applicable law or regulation. A signed written Release to that effect, in form approved by the Compensation Committee of the Board, will be delivered by the Executive or the Executive’s representative to the Company before any such payments or benefits are made or provided.

2.3 Company Termination for Cause. The Executive’s employment hereunder may be terminated at any time by the Company for cause. The occurrence of any of the following events or circumstances shall constitute “cause” for termination, at the election of the Board:

(a)	The perpetration of defalcations by the Executive involving the Company or any of its affiliates, as established by certified public accountants employed by the Company, or willful, reckless or grossly negligent conduct of the Executive entailing a substantial violation of any material provision of the laws, rules, regulations or orders of any governmental agency applicable to the Company or its subsidiaries.

(b)	The deliberate failure by the Executive, after advance written notice from the Board, to comply with reasonable policies or directives of the Board.

(c)	The breach by the Executive of this Agreement in any other material respect (which shall include, without limitation, any material inaccuracy in the representations set forth in Sections 6.8 and 6.9 hereof) and the failure of the Executive to cure such breach within 30 calendar days after the Executive receives written notice of such breach from the Board.

In the event that the Company terminates the Executive’s employment under this Section 2.3, the Company shall thereupon have no further obligation to the Executive to pay or provide for any of the compensation and benefits hereunder, except that the Executive will be entitled to be paid and to receive all Base Salary earned through the date of the Executive’s termination; the Executive’s annual incentive compensation, if any, according to the plan as then in effect; and any other benefits payable pursuant to the provisions of the Company’s employee benefit plans as then in effect.

2.4 Involuntary Termination/Termination for Good Reason. The Executive’s employment hereunder may be terminated at any time by the Company without cause, or by the Executive for good reason. In the event that (a) the term of the Executive’s employment under this Agreement terminates on March 31, 2007 in accordance with the provisions of Section 1.3 hereof, (b) the Company terminates the Executive’s employment for any other reason that does not constitute “cause” as defined in Section 2.3, or (c) the Executive terminates his employment hereunder, other than following a Change in Control, as a result of a diminution by the Company of the Executive’s position or responsibilities, as that position and those responsibilities existed prior to such diminution, a reduction by the Company in the Executive’s Base Salary or potential maximum incentive as in effect prior to such reduction, an adverse (to the Executive) change in the Executive’s reporting relationship or status with the Company, or the Company’s failure to comply with Section 5.4 hereof, then,

(a)	For a period of 36 full calendar months next following the date of such termination, the Company shall be obligated to pay to the Executive (or his spouse or estate, as the case may be) an annual benefit in the amount and in the manner as set forth in subsection (a) of Section 2.2 hereof.

(b)	All benefits provided to the Executive under Sections 1.8, 1.9. 1.11, and 1.12 hereof shall continue for a period of 36 months following the date of such termination.

(c)	The restrictions on the Executive’s (or his heirs’) ability to exercise stock options or transfer shares of Restricted Stock, and the risk of forfeiture with respect thereto, shall lapse.

(d)	The Executive shall continue to participate in the SERP, according to its terms, and the Executive shall be credited with an additional five years of age and service for purposes of his participation in, and calculation of his benefits under, the SERP.

The payments and benefits specified in paragraphs (a) through (d) will be in full and final satisfaction of all claims by or through the Executive against the Company and its representatives by reason of the employment of the Executive and its termination, except as otherwise expressly provided in this Agreement or as required by applicable law or regulation. A signed written Release to that effect, in form approved by the Compensation Committee of the Board, will be delivered by the Executive to the Company before any such payments or benefits are made or provided.

2.5 Voluntary Termination by the Executive without Good Reason. The Executive may voluntarily terminate his employment hereunder at any time by giving the Company two months prior written notice. Payment of all compensation and provision of all benefits to the Executive hereunder shall cease effective as of the effective date of any such termination, except that the Executive will be entitled to his Base Salary earned through the date of his termination; the Executive’s annual incentive compensation, if any, according to the plan as then in effect; and any other benefits payable pursuant to the provisions of the Company’s employee benefit plans as then in effect. The provisions of this Section 2.5 shall not apply in the case of a termination by the Executive pursuant to Sections 2.4 or 2.3 hereunder.

ARTICLE 3

THE EXECUTIVE’S ACKNOWLEDGEMENTS

The Executive acknowledges that: (a) in the course of the Executive’s employment by the Company, the Executive will acquire information concerning formulas, processes, customer lists, computer user identifiers and passwords, and purchasing, engineering, accounting, marketing and other information, not generally known and proprietary to the Company, and to its existing or future subsidiaries and affiliates (“Affiliates”), relating to research, development, manufacture or sale of the Company’s and its Affiliates’ products, as well as formulas, processes and other information received by the Company and its Affiliates from third parties under an obligation of secrecy (collectively referred to herein as the “Confidential Information”); (b) the Confidential Information is the property of the Company; (c) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and (d) it is essential for the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret and that the Executive not disclose the Confidential Information to others or use the Confidential Information to the Executive’s own advantage or the advantage of others.

The Executive further acknowledges that it is essential for the proper protection of the business of the Company that the Executive be restrained (a) from soliciting or inducing any employee of the Company or its Affiliates to leave the employ of the Company or any Affiliate, (b) from soliciting the trade of or trading with the customers of the Company or its Affiliates for a competitive purpose and (c) from competing against the Company or its Affiliates for a reasonable period of time following termination of the Executive’s employment by the Company.

ARTICLE 4

THE EXECUTIVE’S COVENANTS AND AGREEMENTS

4.1 Nondisclosure or Utilization of Confidential Information. The Executive agrees to hold and safeguard the Confidential Information in trust for the Company and its successors and assigns and agrees that he shall not, without the prior written consent of the Company, misappropriate, disclose or use for any reason or purpose, or make available to anyone for use outside the Company’s organization at any time for any reason of purpose, either during his employment by the Company or subsequent to the termination of his employment by the Company for any reason, any of the Confidential Information, whether or not developed by the Executive, except as required in the performance of the Executive’s duties to the Company.

4.2 Return of Materials. Upon the termination of the Executive’s employment by the Company for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, programs, proposals and any documents concerning the Company’s and its Affiliates’ customers or concerning products or processes used by the Company and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.

4.3 Nonsolicitation of Customers. The Executive agrees that during his employment by the Company and for three years following termination of the Executive’s employment with the Company he shall not, directly or indirectly, solicit the trade of, or trade with, any customer or prospective customer of the Company or its Affiliates in competition with the Company.

4.4 Nonsolicitation of Employees. The Executive agrees that during his employment by the Company and for three years following termination of the Executive’s employment with the Company he shall not, directly or indirectly, hire or induce, attempt to induce, or in any way assist or act in concert with any person or organization in hiring, inducing or attempting to induce any employee or agent of the Company or its Affiliates to terminate such employee’s or agent’s relationship with the Company or such Affiliate.

4.5 Restriction on Competition. The Executive covenants and agrees that during the term of his employment with the Company and during the Non-Competition Period following the termination thereof, the Executive shall not engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business, except as a shareholder of less than one percent of the outstanding capital stock of a publicly held corporation. For purposes of this Section 4.5: (a) the term “Non-Competition Period” shall mean the period beginning on the date the Executive’s employment terminates and ending on the later of the first anniversary of such date or the date on which the Executive is no longer receiving payments pursuant to Sections 2.2(a) or 2.4(a) hereof; (b) the term “Competing Business” shall mean any organization or person engaged in the development, production or sale of any Conflicting Product; and (c) the term “Conflicting Product” shall mean any product, process, equipment, concept or service (in existence or under development) of any person or organization (other than the Company), which resembles or competes with a product, process, equipment, concept or service upon which the Company or any of its Affiliates may have worked or which the Company or any of its Affiliates may have sold during the last two years of the Executive’s employment by the Company, or concerning which the Executive acquired Confidential Information at any time.

4.6 Remedies. In the event of a breach by the Executive of the terms of this Article 4, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Article 4 by the Executive and to enjoin the Executive from any further violation of this Article 4 and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. The Executive acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that the Company shall be entitled to injunctive relief against him in the event of any breach.

ARTICLE 5

SEVERANCE AGREEMENT

5.1 Severance Obligations. If the Executive’s employment hereunder is terminated by the Company for any reason other than for cause (pursuant to Section 2.3 hereof) or for disability (pursuant to Section 2.2 hereof), or by the Executive pursuant to Section 2.4 and in lieu of the benefits provided therein, within three years after the date of a Change in Control, then:

(a)	The Company shall pay to the Executive within ten days following the date of such termination a severance benefit equal to three times the sum of (i) the Executive’s Base Salary (at the highest annual rate in effect at any time from and after the date which is three months prior to the date of the Change in Control), plus (ii) the Executive’s target Annual Incentive Compensation in effect immediately prior to the Change in Control.

(b)	The Company shall be obligated to provide to the Executive all of the benefits provided to the Executive under Sections 1.8, 1.9, 1.11, or 1.12 hereof for a period of three years following the date of such termination.

(c)	The Company shall be obligated to pay to or provide for the Executive’s reasonable outplacement services in an amount not to exceed $25,000.

(d)	The restrictions on the Executive’s (or his heirs’) ability to exercise stock options or transfer shares of Restricted Stock, and the risk of forfeiture with respect thereto, shall lapse.

(e)	The Executive shall continue to participate in the SERP, according to its terms. The Executive shall be credited with an additional five years of age and service for purposes of his participation in, and calculation of his benefits under, the SERP, there shall be no reduction in the Executive’s benefits under the SERP (irrespective of the Executive’s age at the time of such termination), and, if such termination occurs at or after the Executive is deemed (after application of this subsection) to have attained the age of 55, the Executive’s benefit under the SERP shall be not less than 25% of his “final pay” (as determined under the terms of the SERP).

(f)	If the Executive institutes or defends any legal action to enforce the Executive’s rights under, or to defend the validity of, this Agreement, the Executive shall be entitled to recover from the Company any reasonable expenses for attorney’s fees and disbursements incurred by the Executive. Such fees and disbursements shall be paid or reimbursed by the Company on a regular, periodic basis upon presentation of statements prepared by the Executive’s attorney in accordance with his or her customary practices. Any amounts paid to the Executive pursuant to this paragraph shall be refunded to the Company, with interest at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986 (or the

corresponding provisions of any future United States internal revenue law), (the “Code”) if the claim or defense asserted by the Executive is dismissed under circumstances resulting in the imposition of sanctions under Rule 11 of the Federal Rules of Civil Procedure or under any similar federal, state or foreign rule or statute.

5.2 Definition of Change of Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon any of the following events:

(a)	a public announcement (which, for purposes hereof, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) that any individual, corporation, partnership, association, trust or other entity becomes the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company’s then outstanding voting securities;

(b)	the individuals who, as of the date of this Agreement, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board);

(c)	the approval by the shareholders of the Company of (i) any consolidation, merger or statutory share exchange of the company with any person in which the surviving entity would not have as its directors at least 60% of the Incumbent Board and as a result of which those persons who were shareholders of the company immediately prior to such transaction would not hold, immediately after such transaction, at least 60% of the combined voting power of the Company’s or the surviving entity’s then outstanding voting securities; (ii) any sale, lease, exchange or other transfer in one transaction or a series of related transactions substantially all of the assets of the Company; or (iii) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company; or

(d)	a determination by a majority of the members of the Incumbent Board, in their sole and absolute discretion, that there has been a Change in Control of the Company.

5.3 Certain Additional Payments by the Company.

(a)	Anything in this Agreement to the contrary notwithstanding:

(i)	In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Article 5, (a “Payment”) would be subject to the tax imposed by Section 4999 of the Code (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), and if the amount of the Executive’s total “Parachute Payments” (as defined in Section 280G(b)(2) of the Code) with respect to the same Change in Control does not exceed 330% of the Executive’s “Base Amount” (as defined in Section 280G(b)(3) of the Code), then the Payment shall be adjusted until the amount of the Executive’s Parachute Payments equals 299% of the Base Amount. The adjustments shall be made in such manner, and to such payments or other benefits, as the Executive and the Company shall mutually agree.

(ii)	In the event it shall be determined that a Payment would be subject to the Excise Tax and the amount of the Executive’s total Parachute Payments with respect to the same Change in Control exceeds 330% of the Base

Amount, or in the event an Excise Tax is actually assessed with respect to a Payment, then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes and any benefits that result from the deductibility by the Executive of such taxes (including, in each case, any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed on them) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)	Subject to the provisions of Section 5.3(c), all determinations required to be made under this Article 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the a nationally recognized public accounting firm as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5.3, shall be paid by the Company to or for the benefit of the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. Notwithstanding any other provision of this Section 5.3, the Company may withhold and pay over to the Internal Revenue Service, for the benefit of the Executive, all or any portion of the Gross-Up Payment that it determines in good faith it is required to withhold. Executive consents to such withholding. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made. In the event that the Company exhausts its remedies pursuant to Section 5.3(c) and the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)	The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)	cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.3(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)	If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5.3(a) or 5.3(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5.3(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5.3(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset the amount of Gross-Up Payment required to be paid.

5.4 Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform the Company’s obligations under this Article 5 in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall entitle the Executive, at his election, to terminate his employment pursuant to Section 2.4.

5.5 Payments in Full Satisfaction of Obligations. Any payments under this Section 5 shall be in full satisfaction of any obligation for severance or termination benefits the Company might otherwise have under any other provision of this Agreement or any policy or plans of the Company.

ARTICLE 6

MISCELLANEOUS

6.1 Authorization to Modify Restrictions. It is the intention of the parties that the provisions of Article 4 hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the founds thereof in order to render it valid and enforceable.

6.2 Entire Agreement. This Agreement represents the entire agreement of the parties and may be amended only by a writing signed by each of them.

6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

6.4 Successors and Assigns, Agreement Binding.

(a)	The Company may assign its rights and obligations under this Agreement to any corporation, individual, group, association, partnership, firm, venture or other entity or person that, subsequent to the date hereof, succeeds to the actual or practical ability to control (either immediately or with the passage of time), all or substantially all of the Company’s business or assets, directly or indirectly, by merger, consolidation, recapitalization, purchase, liquidation, redemption, assignment, similar corporate transaction, operation of law or otherwise. The Executive may not assign his rights or obligations under this Agreement without the prior written consent of the Company.

(b)	This Agreement shall be binding on and inure to the benefit of the Executive and the Company and their respective heirs, executors, legal representatives, successors and assigns.

6.5 Counterparts, Section Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience for reference only and shall not affect the construction or interpretation of any of the provisions hereof.

6.6 Binding Arbitration. Any dispute or controversy as to the validity, interpretation, construction, application or enforcement of, or otherwise arising under or in connection with this Agreement, shall be submitted at the request of either party hereto for resolution and settlement through arbitration in St. Paul, Minnesota in accordance with the rules then prevailing of the American Arbitration Association. Any award rendered therein shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment may be entered thereon in any court having jurisdiction. The foregoing provisions of this Section 6.6 shall not be deemed to limit the rights and remedies reserved to the Company under and pursuant to Article 4 hereof.

6.7 Notices. All notices required pursuant to this Agreement shall be in writing and shall be personally delivered or mailed postage prepaid, certified U.S. mail, to any party at its address set forth on the last page of this Agreement. Either party may, by notice hereunder, designate a changed address. Any notice hereunder shall be deemed effectively given and received: (a) if personally delivered, upon delivery; or (b) if mailed, on the date stamped on the certified mail receipt.

6.8 No Violation of Other Agreements. The Executive represents that neither his entering into this Agreement nor his carrying out the provisions hereof shall violate any other agreement (oral or written) to which the Executive is a party or by which the Executive is bound.

6.9 Legal Status. The Executive represents that he is, and will continue to be, legally capable of being employed by the Company, and of performing the duties required of him pursuant to this Agreement, in the United State of America during the term of this Agreement.

6.10 Separate Representation. The Executive represents and acknowledges that he has sought and received independent advice from legal counsel of the Executive’s own selection prior to entering into this Agreement.

6.11 Survival. The parties agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of the Executive’s employment hereunder shall continue in full force and effect notwithstanding the Executive’s termination of employment.

6.12 Status of Agreement. This Agreement is designated as a “Change in Control Agreement” for the purposes of Article XIII of the H.B. Fuller Company Group Benefit Plan and for the purposes of any successor or substitute provision requiring such a designation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and year first above written.

WITNESS:

/s/ Patricia L. Jones	/s/ Albert P.L. Strouken
Albert Stroucken
12 Apple Orchard Court
Dellwood, MN 55110

H.B. FULLER COMPANY

1200 Willow Lake Boulevard
St. Paul, MN 55110-5101
ATTEST:

/s/ Amy Chase-Boylan	/s/ Lee R. Mitau
Compensation Committee Chairman
Representing Board of Directors